Exhibit (d)(3)(b)

TRANSPARENT VALUE TRUST

AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of June 11, 2012 by and between, GUGGENHEIM INVESTMENT MANAGEMENT, LLC (“GIM”) and TRANSPARENT VALUE ADVISORS, LLC ( “TVA”).

WHEREAS, GIM AND TVA have entered into a Sub-Advisory Agreement (the “Agreement”) dated March 15, 2010;

WHEREAS, the Board of Trustees of the Trust approved on February 29, 2012, one (1) new series under the Trust; and

WHEREAS, in light of the foregoing, GIM and TVA wish to modify the provisions of the Agreement to reflect revised Schedule A.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A will be replaced in its entirety with the attached Schedule A .

2.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, THIS Amendment has been executed by a duly authorized representative of each the parties hereto as of the date of this Amendment first set forth above.

GUGGENHEIM INVESTMENT MANAGEMENT, LLC

By:
Name:	Stephen D. Sautel
Title:	Senior Managing Director

TRANSPARENT VALUE ADVISORS, LLC

By:
Name:	Armen Arus
Title:	Co-CEO

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

Dated, June 11, 2012 between

GUGGENHEIM INVESTMENT MANAGEMENT, LLC

and

TRANSPARENT VALUE ADVISORS, LLC

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

Fund	Rate

Transparent Value Dow Jones RBP U.S. Large-Cap Aggressive Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Defensive Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Market Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Growth Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Value Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Core Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Dividend Index Fund	0.95%

Transparent Value Dow Jones RBP Directional Allocation Index Fund	0.95%